EXHIBIT 99.1

PharmChem Announces New Credit Agreement and Payment of Subordinated Debt

HALTOM CITY, Texas, July 2, 2003 (PRIMEZONE) -- PharmChem, Inc. (Nasdaq:PCHM) announced that it entered into a Loan and Security Agreement ("the Agreement") with a new lender replacing its existing credit agreement. The new Agreement provides for a revolving line of credit of $3,500,000, permits borrowing at 80% of eligible receivables, has a term of three years, bears interest at prime plus 1% and requires the Company to maintain certain financial ratios. In addition, the Agreement provides for a term loan of up to $1.5 million which bears interest at prime plus 3% and is repayable monthly over 36 months; the initial draw down under this term loan facility will be $900,000.

On June 30, 2003, the Company's subordinated debt holders agreed to an early payoff of the subordinated debt at a 50% discount. The Company agreed to a reduction in the exercise price of the 150,000 warrants held by the subordinated debt holders from $3.00 to $0.29 (the average of the closing prices for the 30 days ending June 26, 2003). The warrants continue to expire on September 30, 2006.

As a result of the foregoing, the Company will report a gain on the early extinguishment of debt in the third quarter of approximately $665,000 which includes reductions for the unamortized discount (established when the subordinated debt was issued) and the fair value of re-pricing the warrants.

PharmChem is a leading independent laboratory providing integrated drug testing services to corporate and governmental clients seeking to detect and deter the use of illegal drugs. PharmChem operates a certified forensic drug-testing laboratory in Haltom City, Texas.

CONTACT:  PharmChem, Inc.
          Joe Halligan
          President and CEO
          817-605-6601

          David Lattanzio
          Vice President and CFO
          817-605-6602